                                 Sempra Energy

                        Offer to Purchase for Cash up to
                     36,000,000 Shares of its Common Stock
           (Including the Associated Preferred Stock Purchase Rights)

                  at a Purchase Price not in Excess of $20.00
                         nor Less Than $17.50 Per Share

    The offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on Friday, February 25, 2000, unless the offer is extended.


                                                                January 26, 2000

To Our Clients:

   Enclosed for your consideration are the Offer to Purchase dated January 26, 2000 and the related Letter of Transmittal in connection with the offer by Sempra Energy, a California corporation, to purchase shares of its common stock, without par value. Sempra is offering to purchase up to 36,000,000 shares at a price not in excess of $20.00 nor less than $17.50 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares.

   Sempra will determine a single per share price that it will pay for shares properly tendered, taking into account the number of shares tendered and the prices specified by tendering shareholders. All shares acquired in the offer will be acquired at the same purchase price. Sempra will select the lowest purchase price that will allow it to buy 36,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered.

   Sempra's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated preferred stock purchase rights issued pursuant to a Rights Agreement dated as of May 26, 1998 between Sempra and First Chicago Trust Company of New York, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred stock purchase rights.

   Only shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased. However, because of the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase, all of the shares tendered at or below the purchase price will not be purchased if the offer is oversubscribed. Shares tendered at prices in excess of the purchase price that is determined by Sempra and shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the Expiration Date.

   Sempra reserves the right, in its sole discretion, to purchase more than 36,000,000 shares pursuant to the offer.

   If at the expiration of the offer more than 36,000,000 shares, or any greater number of shares as Sempra may elect to purchase, are properly tendered at or below the purchase price and not properly withdrawn before the Expiration Date, Sempra will purchase shares first from any person (an "Odd Lot Holder") who owned beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in the Sempra Energy Direct Stock Purchase Plan or in one of Sempra's savings plans) and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on a notice of guaranteed delivery, and properly tendered all those shares at or below the purchase price and then, subject to the conditional tender provisions, on a pro rata basis from all other shareholders who properly tender shares at prices at or below the purchase price.

   A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your shares held by us for your account.

   Accordingly, we request instructions as to whether you wish to tender any or all of the shares held by us for your account, upon the terms and subject to the conditions of the offer.

   Please note the following:

  1. Shares may be tendered at prices not in excess of $20.00 nor less than $17.50 per share, as indicated in the attached Instruction Form, net to the seller in cash, without interest.

  2. The priority in which certificates will be purchased in the event of proration may be designated.

  3. The offer is not conditioned on any minimum number of shares being tendered. However, the offer is subject to other conditions described in the Offer to Purchase.

  4. The offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on Friday, February 25, 2000, unless the offer is extended.

  5. The offer is for 36,000,000 shares, constituting approximately 15% of the shares outstanding as of January 25, 2000.

  6. Sempra's Board of Directors has authorized the making of the offer. However, neither Sempra nor its Board of Directors makes any recommendation to you as to whether to tender or refrain from tendering your shares or as to the purchase price at which you may choose to tender your shares. You must make the decision whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

  7. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of shares by Sempra in the offer.

   Sempra will, upon the terms and subject to the conditions of the offer, accept all your shares for purchase if:

  . you owned beneficially or of record an aggregate of fewer than 100 shares (not including any shares held in the Sempra Energy Direct Stock Purchase Plan or in one of Sempra's savings plans);

  . you instruct us to tender on your behalf all your shares at or below the purchase price before the Expiration Date; and

  .  you complete the section entitled "Odd Lots" in the attached Instruction
     Form.

   If you wish to tender portions of your shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each portion of your shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

   If you wish to have us tender any or all of your shares, please instruct us by completing, executing, detaching and returning the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your shares, all your shares will be tendered unless otherwise indicated on the attached Instruction Form.

   Please forward your Instruction Form to us as soon as possible to allow us ample time to tender your shares on your behalf prior to the expiration of the offer.

   As described in the Offer to Purchase, if more than 36,000,000 shares, or any greater number of shares as Sempra may elect to purchase, have been properly tendered at or below the purchase price and not properly withdrawn before the Expiration Date, Sempra will purchase tendered shares on the basis described below:

  1. first, all shares tendered and not withdrawn before the Expiration Date by any Odd Lot Holder who:

    (a) tenders all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the purchase price (tenders of less than all shares owned by the Odd Lot Holder will not qualify for this preference); and

    (b) completes the section captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and

  2. second, after purchase of all of the foregoing shares, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, all other shares properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in the Offer to Purchase.

   The offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of common stock of Sempra. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Sempra residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

                                Instruction Form

               Instructions For Tender of Shares of Sempra Energy

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated January 26, 2000 and the related Letter of Transmittal in connection with the offer by Sempra Energy, a California corporation, to purchase shares of its Common Stock, without par value. Sempra is offering to purchase up to 36,000,000 shares at a price not in excess of $20.00 nor less than $17.50 per share, net to the seller in cash, without interest, as specified by shareholders tendering their shares. Sempra's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated preferred stock purchase rights issued pursuant to a Rights Agreement dated as of May 26, 1998 between Sempra and First Chicago Trust Company of New York, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred stock purchase rights.

   This will instruct you to tender to Sempra, on (our) (my) behalf, the number of shares indicated below (or if no number is indicated below, all shares) which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions of offer.

   Number of shares to be tendered:                 shares.*

                                    ODD LOTS

 [_] By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those shares.

In addition, the undersigned is tendering shares either (check one box):

 [_] at the purchase price, as it will be determined by Sempra in accordance with the terms of the offer (persons checking this box need not indicate the price per share below); or

 [_] at the price per share indicated below under "Price (In Dollars) per Share at Which Shares Are Being Tendered."

                               CONDITIONAL TENDER

   A tendering shareholder may condition his or her tender of shares upon Sempra purchasing a specified minimum number of the shares tendered, all as described in Section 6 of the Offer to Purchase. Unless at least the minimum number of shares you indicate below is purchased by Sempra pursuant to the terms of the offer, none of the shares tendered by you will be purchased. It is the tendering shareholder's responsibility to calculate the minimum number of shares that must be purchased if any are purchased, and each shareholder is urged to consult his or her own tax advisor. Unless this box has been completed and a minimum specified, the tender will be deemed unconditional.

 [_] Minimum number of shares that must be purchased, if any are purchased:
                     shares.

--------
* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

           CHECK ONLY ONE BOX. IF MORE THAN ONE BOX IS CHECKED OR IF
            NO BOX IS CHECKED, THERE IS NO PROPER TENDER OF SHARES.

               Shares Tendered at Price Determined by Shareholder
                              (See Instruction 5)

   By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER "SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE OFFER," the undersigned hereby tenders shares at the price checked. This action could result in none of the shares being purchased if the purchase price determined by Sempra for the shares is less than the price checked below. A shareholder who desires to tender shares at more than one price must complete a separate Instruction Form for each price at which shares are tendered. The same shares cannot be tendered at more than one price.

        Price (In Dollars) per Share at Which Shares Are Being Tendered

      [_] $17.500                    [_] $18.375                                     [_] $19.250
      [_] $17.625                    [_] $18.500                                     [_] $19.375
      [_] $17.750                    [_] $18.625                                     [_] $19.500
      [_] $17.875                    [_] $18.750                                     [_] $19.625
      [_] $18.000                    [_] $18.875                                     [_] $19.750
      [_] $18.125                    [_] $19.000                                     [_] $19.875
      [_] $18.250                    [_] $19.125                                     [_] $20.000

           Shares Tendered at Price Determined Pursuant to the Offer
                              (See Instruction 5)

 [_] The undersigned wants to maximize the chance of having Sempra purchase all of the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking THIS ONE BOX INSTEAD OF ONE OF THE
     PRICE BOXES ABOVE, the undersigned hereby tenders shares and is willing to accept the purchase price determined by Sempra in accordance with the terms of the offer. This action could result in receiving a price per share of as low as $17.50.

   The method of delivery of this document is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

SIGN HERE:

Signature(s): __________________________________________________________________

Print Name(s): _________________________________________________________________

Address(es): ___________________________________________________________________

Area Code and Telephone Number: ________________________________________________

Taxpayer Identification or Social Security Number: _____________________________

Date:______________, 2000

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